BBQ in the Park

BBQ in the Park is bringing the internationally acclaimed electric park barbeque to North America. This zero-emission barbeque was designed to meet market demand for an alternative to wood burning firepits and cook stoves in the wake of increasing wildfires and new government regulations.

Invest

$99.00 minimum investment

Deadline October 19, 2020
in 2 months

Share Price
$1.00

Total Raised
$0

Valuation
$2,000,000

INTRODUCTION

BBQ in the Park manufactures and sells electric park barbeques, providing an alternative to wood-burning cookstoves and firepits in the midst of increasing fire regulations. This barbeque is perfect for any park setting and targets two groups; park operators and park visitors to address environmental, community and operating concerns.

DEAL HIGHLIGHTS

- Environmentally friendly
- Improve parks and communities
- Trademarked name and logo
- Inbound LA Accelerator

PROBLEM

With the increased frequency of human-caused wildfires over recent years, municipalities, the Bureau of Land Management and National Park Service are cracking down on fire regulations across the United States. Although most parks in North America only provide wood-burning cookstoves and firepits for barbeques, fire bans, longer lasting wildfire seasons, lack of firewood, and environmental/health concerns have rendered them unusable for a majority of the year.

In order to promote public safety, some local officials have removed this infrastructure entirely; leaving no alternative in its place to meet the high demand for cookouts, a tradition as old as the parks themselves. Although necessary, these actions reduce the benefits of parks and community gathering areas. These benefits include:

- Strengthening and connecting communities
- Improving liveability and community development
- Promoting mental and physical health, wellness, and human development
- Supporting local economic development and increased property values
- Protecting environmental resources and natural habitats


Problem


Ventura County Fire Dept. PIO
Problem

SOLUTION

The electric barbeque helps improve urban life by attracting people to parks and community gathering areas; making life better socially, economically and environmentally. It allows patrons to enjoy the outdoor environment without damaging it. Other benefits include:

- No smoke or harmful emissions that affect air quality
- No open flames or sparks which can start a hazardous forest fire
- No dangerous discarding of hot coals and embers
- It's available to all park users; easy to operate, safe and hygienic
- It's long lasting, robust and weather proof
- It's easy to install and maintain with low operating costs
- Technology allows the owner to control the times it can be used



Solution



Solution

BUSINESS MODEL

By utilizing already established distribution channels through market and on-sell agreements with major retailers in the park infrastructure industry (playground equipment, shelters, picnic tables, benches, etc.), our business model capitalizes on preexisting sales networks for complementary products granting us direct and efficient access to our target demographic. Mutual profit margins have been confirmed through our cost and price point agreements with industry distributors, facilitating profit opportunities for both parties by meeting untapped market demand with our electric barbeque.

MARKET

- The total available market in North America is approximately 92,912 government entities and over 364 million people.
- For a serviceable available market, we have identified Tier 1 states based on weather, outdoor lifestyle and population. This market has about 15,982 government entities and over 119 million people.
- As a serviceable obtainable market, we have identified California as our entry point into North America. This market has about 4,444 government entities and over 39 million people.
- In comparison, the Australian market, where the electric barbeque has been a mainstay in parks for a number of years has about 547 government entities and over 24 million people.

COMPETITIVE LANDSCAPE

Primed by our knowledge from the Australian market, affording us the experience necessary to develop and design a finished product of the highest caliber, BBQ in the Park is ready to capitalize on being North America's first electric barbeque supplier. Those selling wood-burning cookstoves and firepits represent our initial competition. Although they are cheaper due to comparatively rudimentary engineering and the traditional product option for the public, increasing fire regulations and environmental awareness place BBQ in the Park far ahead of competitors in categories of growing market prevalence. Later competition will come from those who identify our potential profit from changing market demand and attempt to copy our product, but due to previous success and our advantageous position, we have a strong opportunity to create early brand awareness.

PROGRESS

- USA and Canadian trademarks for the 'BBQ in the Park' name and logo have been approved
- Compliance has been achieved for Electromagnetic Compatibility and Electrical Safety in the USA and Canada
- Attendance at parks and recreation conferences and exhibitions have generated strong leads and potential customers
- Participated in the International Accelerator Inbound LA program to progress US entity creation, manufacturing, market entry and sector specific growth
- US manufacturing and distribution network has been identified
- Besides the parks market, the high density apartment, community living market has been identified

PRESS

- Why Australia's Free Barbeques are a National Treasure - Sydney Morning Herald, December 15, 2014

TEAM

We have a small, experienced team with expertise in business, design, manufacturing, marketing, sales and distribution.



Blaine Patterson
Chief Executive Officer

Blaine has a MBA and is a Canadian/Australian dual citizen. He has worked extensively in parks, recreation and community services, mostly at the local and state government level. He has an understanding of government operations and the North American culture. Blaine's MBA and experience provides a strong business acumen and financial understanding for the CEO role, leading the business through strategic direction and planning into the North American market.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Manufacturing	$150,000	60.0%
Marketing/Promotions	$67,650	27.1%
Administration/Operations	$20,100	8.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of NetCapital Common Shares, under registration exemption 4(a)(6), in BBQ IN THE PARK, INC., doing business as BBQ in the Park. This offering must raise at least $10,000 by October 19, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. BBQ in the Park may issue additional securities to raise up to $250,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,250,000 shares
× $1.00 per share

$2,250,000 implied valuation

COVID Relief:

This offering is being conducted on an expedited basis due to circumstances relating to COVID-19 and pursuant to the SEC's temporary COVID-19 regulatory relief set out in Regulation Crowdfunding §227.201(z).

Offering maximum:

In reliance on this relief, financial information certified by the principal executive officer of the issuer has been provided instead of financial statements reviewed by a public accountant that is independent of the issuer, in setting the offering maximum of $250,000.

FINANCIALS

BBQ in the Park's official name is BBQ IN THE PARK, INC., so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UPDATES

Aug 19, 2020 • Primary offering of 250,000 shares at $1.00

MORE INFO

- Website
- Facebook

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.